Exhibit 12

Computation of Ratios of earnings to Fixed Charges

                                 1999         2000          2001          2002         2003

Earnings:
Income before income taxes      $161,678      $232,766      $339,712     $347,318      $411,153
Interest expense                  41,896        46,816        59,038       65,344        74,086
Rent expense                         425           639           852          930         1,150
Amortization                       1,538           635           897        1,037         2,689
                            --------------------------------------------------------------------
                                $205,537      $280,856      $400,499     $414,629       489,078
                            ====================================================================

Fixed charges:
Homebuilding
Interest incurred                $52,914       $60,275       $79,245      $90,331      $104,763
Rent expense                         425           639           852          930         1,150
Amortization                       1,538           635           897        1,037         2,689
                            --------------------------------------------------------------------
                                 $54,877       $61,549       $80,994      $92,298      $108,602
                            ====================================================================

Ratio                               3.75          4.56          4.94         4.49          4.50